Exhibit 99.1

Avnet, Inc. To Acquire Azzurri Technology Ltd.

Acquisition Strengthens Avnet in
Major European Markets and Product Lines

Phoenix, January 10th, 2008 – Avnet, Inc. (NYSE:AVT) announced today that it has entered into a definitive agreement to acquire the UK-based distributor Azzurri Technology Ltd. Azzurri is one of Europe’s leading design–in distributors of high technology semiconductors and embedded systems products. The closing of the transaction is subject to customary regulatory approval and other closing conditions. Upon closing, Azzurri will be integrated into Avnet Electronics Marketing EMEA primarily within the Avnet Memec specialist division.

Azzurri has been in business for more than ten years and has operations in the UK, Germany, France and Italy. Its annual revenue is approximately US$100 million and it employs about 80 people. Azzurri has established a first class reputation for introducing leading technology products into the European electronics market. Azzurri is focused on a small number of franchised suppliers with the prime objective of assisting customers with the design-in of complex semiconductors and sub-system level solutions.

Harley Feldberg, president of Avnet Electronics Marketing, commented, “Adding Azzurri’s design and engineering expertise to our European team will enhance Avnet Memec’s position as the leading pan-European specialist distributor and will benefit both customers and suppliers alike. The acquisition will add new semiconductor suppliers to Avnet Memec’s breadth of product offerings in microprocessors, microcontrollers and analog components and expands our presence in Europe’s largest markets.”

“Design-in distribution with exceptional service to our customers and suppliers is the foundation of our company,” said Mike Carlucci, Azzurri’s president and CEO. “Avnet Memec has a similar approach to the marketplace and that is why the strategic fit is so strong. Both companies have much to gain from working together and merging them will bring many benefits to employees, suppliers and customers,” added Carlucci.

With the addition of Azzurri, Avnet Memec will add talented employees in several important markets and increase its revenue base over 40%. The combined organization’s strength in engineering will be complemented by Avnet’s world-class supply chain management and logistics capabilities. The transaction is expected to be immediately accretive to earnings, excluding minimal integration charges, and supports Avnet’s long-term return on capital goals.

The two organizations share the same market approach, have complementary line cards and put design and engineering expertise at the core of their value proposition for customers and suppliers. Steve Haynes, president of Avnet Memec EMEA stated, “I am enthusiastic about this acquisition, not just because it creates an opportunity to broaden our presence within our customer base, but also because Azzurri is the ideal match to Avnet Memec.”

Forward-looking statements

This press release includes certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future business and/or financial success or the business outlook and represent the Company’s judgment as of the date of this release. Risk and uncertainties that may materially affect the actual results are described from time to time in Avnet’s SEC filings, including the Company’s reports on Form 10-K, Form 10-Q and Current Reports on 8-K.

About Avnet
Avnet, Inc. (NYSE:AVT) is one of the largest distributors of electronic components, computer products and technology services and solutions with more than 300 locations serving more than 70 countries worldwide. The company markets, distributes and optimizes the supply-chain and provides design-chain services for the products of the world’s leading electronic component suppliers, enterprise computer manufacturers and embedded subsystem providers. Avnet brings a breadth and depth of capabilities, such as maximizing inventory efficiency, managing logistics, assembling products and providing engineering design assistance for its 100,000 customers, accelerating their growth through cost-effective, value-added services and solutions. For the fiscal year ended June 30, 2007, Avnet generated revenue of $15.68 billion. For more information, visit www.avnet.com. (AVT_IR)

About Avnet Electronics Marketing
Avnet Electronics Marketing is an operating group of Phoenix-based Avnet, Inc. (NYSE:AVT), a Fortune 500 company. Avnet Electronics Marketing serves electronic original equipment manufacturers (EOEMs) and electronic manufacturing services (EMS) providers in more than 70 countries, distributing electronic components from leading manufacturers and providing associated design-chain and supply-chain services. The group’s Web site is located at www.em.avnet.com.

About Avnet Memec
Avnet Memec, an independent business unit of Avnet Electronics Marketing EMEA, is a highly specialised semiconductor distributor, operating on a pan-European basis and employing a significant number of engineers to support customers’ design efforts. Avnet Memec specialises in highly innovative suppliers and technologies, which will help a variety of customers to differentiate their designs. Its area of specialisation extends from Analog and Microcontrollers to RF, Datacom and Networking. The company operates from 30 offices in 17 European countries and represents major semiconductor franchises on a pan-European basis. Its many major supplier partners include Cirrus Logic, Lattice, Marvell, NEC, and Silicon Laboratories. The company’s Web site is located at www.avnet-memec.eu

About Azzurri
Azzurri Technology Limited is one of Europe’s leading suppliers of high technology semiconductors and system products. Azzurri has established a first class reputation for introducing technology leaders, whose products provide integrated solutions with size, power and cost savings, to the European electronics market. The Azzurri customer base is wide and varied with the main areas covering industrial, consumer, telecom, medical and military. As a result of intense market competition every customer in these market segments needs to stay one step ahead of its competitors and therefore they look towards companies like Azzurri to bring them the latest technology products that will give them a true competitive edge in their markets.

Media Contact Avnet EM EMEA:
Georg Steinberger
Vice President Communications, Avnet Electronics Marketing EMEA
Im Technologiepark 2 — 8
85586 Poing, Germany
Tel. +49 (0) 8121 774 203
Fax +49 (0) 8121 774 439
georg.steinberger@avnet.eu

Media Contact Avnet Memec EMEA:
Tom Oelschlaeger
Communications Manager, Avnet Memec EMEA
Im Technologiepark 2 — 8
85586 Poing, Germany
Tel. +49 (0) 8121 775 146
Fax +49 (0) 8121 775 8 146
tom.oelschlaeger@avnet-memec.eu

Investor Relations Contact:
Vince Keenan
Vice President, Investor Relations
Telephone: 480-643-7053
Fax: 480-643-7370
vincent.keenan@avnet.com